Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.	Press Release

FOR IMMEDIATE RELEASE

OVERSEAS SHIPHOLDING GROUP REPORTS RECORD THIRD QUARTER 2008 RESULTS

-- $1.2 Billion in TCE Revenues Achieved Year-to-Date --

HIGHLIGHTS

•	TCE revenues increased 71% to $434.7 million from $254.0 million quarter-over-quarter
•	Net income increased 7-fold to $197.8 million from $26.6 million quarter-over-quarter
•	Diluted EPS increased 8-fold to $6.69 per share, up from $0.83 quarter-over-quarter
•

Diluted EPS in the quarter included a $1.45 per share gain on vessel sales, net of asset impairment, and $0.77 per share related to the positive change in the mark-to-market balance of unrealized derivative positions

•	2.0 million shares repurchased during the quarter; total shares outstanding at the end of the period were 28.3 million

New York – October 30, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the third quarter and nine months ended September 30, 2008.

For the quarter ended September 30, 2008, TCE revenues1 were $434.7 million, a $180.7 million, or 71% increase from $254.0 million for the same period of 2007. The growth in TCE revenues reflects an increase in spot charter rates for VLCCs of more than 220% to $113,358 per day, Aframaxes by 160% to $52,803 per day and Handysize Product Carriers by 21% to $31,412 per day. In addition, the increase reflects an increase of 837 revenue days across all segments of the Company’s fleet. EBITDA1 for the quarter increased 175% to $255.5 million from $92.8 million in the comparable period of 2007. Net income for the period increased to $197.8 million from $26.6 million and diluted EPS increased to $6.69 per share compared with $0.83 per share, for the same period a year ago. Net income in the third quarter of 2008 benefited from a gain on vessel sales, net of vessel impairment, of $31.5 million, or $1.45 per diluted share, and a positive change in the mark-to-market balance of unrealized freight derivative positions of $23.3 million, or $0.77 per diluted share. Net income in the third quarter of 2007 reflected a gain on vessel sales and sale of securities of $1.5 million or $0.05 per diluted share. Period-over-period diluted EPS benefited from the Company’s repurchase of 9.5% of total shares outstanding since September 30, 2007.

Morten Arntzen, President and CEO said, “It is with pride that we report record third quarter results - the best third quarter in the company’s history. When we outlined our balanced growth strategy to our shareholders more than four years ago, we stated that we wanted to build a company that would outperform its peers in both weak and strong markets and that could handle the unexpected world events that shape the shipping industry. We can face the challenges and opportunities the financial crisis throws our way in the coming year with a strong balance sheet, abundant liquidity, young fleet, heavily back-loaded liability structure, excellent banking relationships and a strong book of locked-in and hedged revenue for 2009. We have no need to raise new debt today so we can focus instead on running our business well and responding to opportunities that come up.”

1See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

For the nine months ended September 30, 2008, the Company reported a 52% increase in TCE revenues to $1.2 billion from $787.5 million in the comparable period of 2007. EBITDA for the first nine months of 2008 increased 51% to $584.6 million from $387.4 million in the first nine months of 2007. Net income increased $206.9 million to $397.2 million for the first nine months of 2008 compared with $190.3 million in the first nine months of 2007. Diluted earnings per share increased to $12.99 from $5.39 in the first nine months of 2008 compared with the same period a year ago. The first nine months of 2008 benefited from gains on vessel sales, net of vessel impairment, of $55.2 million or $2.17 per diluted share, offset by unrealized losses on freight derivative positions of $6.2 million, or $0.20 per diluted share. Also affecting net income in the first nine months was a charge of $9.4 million, or $0.20 per share, related to the premium paid and the write-off of deferred financing charges in connection with the May 15, 2008 redemption of the Company’s 8.25% Senior Notes due March 2013. The first nine months of 2007 benefited from gains on sales of securities of $48.4 million, or $0.79 per diluted share.

TCE revenues in the third quarter of 2008 for the International Crude Oil segment were $295.1 million, an increase of $167.8 million, or 132% from $127.3 million in the same period of 2007. The increase was principally due to the significant increases in average rates earned by VLCCs and Aframaxes. In addition, the Company’s expansion into Suezmaxes late in 2007 added more than $11.1 million to the segment’s TCE revenues in the third quarter. TCE revenues for the International Product Carrier segment were $80.6 million, up $13.7 million or 20% from $66.9 million in the year earlier period. The growth was principally attributed to an increase in spot rates earned by both LR1s and MRs and an increase in revenue days, reflecting in part the addition of two LR1s in the third quarter of 2007. TCE revenues from the U.S. segment were $54.6 million, up slightly from $53.8 million in the same quarter a year earlier. The balance of TCE revenues was derived from the Company’s two International Flag dry bulk carriers, and in 2008, one reflagged car carrier. The subsidiaries that chartered-in the dry bulk carriers and the related purchase options for such vessels were sold in the third quarter of 2008.

Income from vessel operations was $192.7 million in the third quarter of 2008, a $158.8 million increase from $33.9 million in the same period a year earlier. During the period, total operating expenses increased 15%, or $36.7 million, to $280.0 million from $243.3 million in the corresponding quarter in 2007. Voyage expenses increased by $14.8 million, principally due to higher fuel expenses. Vessel expenses increased $8.7 million quarter-over-quarter primarily due to higher crew costs associated with the Company’s continuing efforts to attract and retain high quality crews and higher costs incurred on seven tankers under fixed rate management agreements for DHT Maritime, Inc. These management agreements terminate in January 2009. Charter hire expense increased 67% to $115.3 million from $68.9 million in the third quarter of 2007 principally due to 12 additional ships being chartered-in during the third quarter 2008 compared with the same period a year ago. In addition, profit share, a component of charter hire expense, increased $19.4 million period-over-period due to significantly higher TCE rates achieved for VLCCs and Aframaxes than in the comparable quarter in 2007. Depreciation and amortization expense of $46.4 million in the third quarter of 2008 reflects the impact of an increase in estimated salvage value of the Company’s owned fleet effective January 1, 2008. This change in estimate reduces depreciation by approximately $2.7 million per quarter commencing in the first quarter of 2008. As previously indicated, the quarter-over-quarter increase in gains on vessel sales, net of asset impairment, positively impacted the change in income from vessel operations. Gain on vessel sales, net of impairment, was $31.5 million during the quarter comprised of $55.4 million, or $1.87 per diluted share, related to the sale of subsidiaries that chartered-in two non-core vessels, and an impairment charge of $23.8 million, or $0.42 per diluted share, which is further described below.

During the quarter, the Company determined that two older U.S. Flag vessels would not undergo mandatory scheduled drydockings in order to continue operations, taking into consideration additional costs associated with the possible conversion of one of the vessels. These vessels therefore will cease operating during the fourth quarter of 2008 and will be placed in lay-up pending the sale of such vessels. Accordingly the Company recorded a charge of $23.8 million to write down the carrying amount of these vessels to their estimated net fair value as of September 30, 2008. These vessels have been classified as held for sale at September 30, 2008.

OSG has forward freight agreements (FFA) and bunker swaps positions which create synthetic time charters. Certain of these derivative positions that qualify as cash flow hedges for accounting purposes are reflected in TCE revenues in the periods to which such hedges relate. For the quarter ended September 30, 2008, the Company achieved VLCC TCE rates on such synthetic time charters of $77,945 per day for 435 days. The variance from the previously estimated synthetic TCE rate of $55,535 per day is due to basis risk, which is the relationship of reported pool TCE earnings to the average settlement rate for the derivative contracts in the current period to their historical relationship. On a quarterly basis, this relationship can fluctuate around the targeted synthetic TCE rate. During the third quarter of 2008, there was high volatility both in freight rates and bunker prices. As an example, the Baltic Exchange’s index TD-3 (Arabian Gulf to Eastern destinations) settled at approximately $184,000 per day for July and at approximately $37,000 per day for August. The Tankers International pool's earnings do not fluctuate as much as TD-3 because the pool’s cargo system, with longer Arabian Gulf-to-Western destination and West Africa-to-Eastern destination combination voyages, levels out the pool’s earnings. OSG management has analyzed the historical difference in volatility between TD-3 and Tankers International pool's earnings and optimized the volume of the hedge position to mirror the historical difference in volatility. In the third quarter of 2008, the Tankers International pool performed better than this historical relationship anticipated, primarily by better avoiding the significant drop in rates during August. The results of derivative positions that do not qualify for hedge accounting treatment are reflected in other income/(expense) and resulted in a gain of $8.6 million in the quarter ended September 30, 2008, including mark-to-market losses at September 30, 2008 of $8.7 million.

FINANCIAL HIGHLIGHTS AND KEY METRICS

Liquidity and Credit Metrics ( At September 30, 2008, stockholders’ equity was approximately $2.0 billion and liquidity, including undrawn bank facilities, was $1.5 billion. Total debt as of September 30, 2008 was $1.45 billion, down more than $115 million from December 31, 2007. Liquidity adjusted debt to capital was 34.0% as of September 30, 2008, substantially unchanged from 32.6% as of December 31, 2007. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund. The strength of OSG’s balance sheet and financial condition enables it to be a predominantly unsecured borrower with less than 27% of net book value pledged as collateral. In 2006 the Company established a $1.8 billion seven-year unsecured credit line and as of September 30, 2008 had $940 million available in borrowing capacity under that facility. In November 2007, the Company established a $200 million five-year secured credit facility on behalf of OSG America L.P. and as of September 30, 2008, $122 million was available in borrowing capacity.

$500 Million Credit Facility – On October 15, 2008, OSG and Euronav NV (EURONEXT: EURN) jointly announced a $500 million senior secured term loan to finance the acquisition of TI Asia and TI Africa by joint venture companies owned equally by Euronav and OSG and the conversion of the ships into FSO (Floating Storage Offloading) service vessels. Once converted, the vessels will commence eight-year charters with Maersk Oil Qatar in July and September 2009, respectively. Conversion costs for the two vessels are approximately $160 million each.

Share Repurchase Program ( From July 1, 2008 through September 30, 2008, OSG repurchased 2,025,900 shares at an average purchase price of $70.26 per share. The current $250 million program, announced June 9, 2008 has a total of $96.1 million that remains outstanding. Since authorizing a share repurchase program on June 9, 2006, OSG has repurchased 11.4 million shares, or 28.9% of total shares outstanding, at a total cost of approximately $767.6 million.

Future Locked-in Revenue ( Future revenues associated with non-cancelable term charters as of September 30, 2008 totaled $1.6 billion and included $1.1 billion of time charter revenue, $410.0 million of fixed rate contracts of affreightment from the U.S. Flag lightering operation and $51.0 million of time charters entered into by the Aframax International and Clean Products International pools. Additionally, future revenues from term contracts of the Gas segment and the FSO project total approximately $1.8 billion and will be recognized in equity in income from affiliated companies.

QUARTERLY EVENTS AND OTHER ACTIVITIES

Crude Oil Tankers

Deliveries and Sale/Leasebacks ( On October 8, 2008, OSG took delivery of the Overseas Acadia, a 114,000 dwt Aframax tanker. The Company then sold and time chartered-back the vessel. The Overseas Everglades, a 114,000 dwt Aframax tanker that is expected to deliver in the fourth quarter, has also been sold and bareboat chartered-back. OSG has certain purchase option rights with respect to the Overseas Everglades. Total proceeds from these vessel sales are expected to approximate $129 million in the fourth quarter of 2008.

New Vessel Chartered-In ( During the quarter OSG chartered-in the Hellespont Trinity, a 1996-built 148,017 dwt Suezmax for one year. OSG has a 50% time-charter interest in the vessel, which began trading in the Suezmax International pool in August 2008. The addition of the vessel brings the Suezmax International pool aggregate vessel count to six.

Asset Sale ( In January 2009, OSG expects to deliver the Overseas Donna to its purchaser. The forward sale of the 2000-built VLCC was previously announced on April 24, 2007. Accordingly, the Company expects to recognize a gain on vessel sale of approximately $77 million in the first quarter of 2009.

Update on TI Africa Conversion ( As previously announced, the TI Africa, one of two ships to be converted into FSO service vessels, will be out of service commencing January 2009 through September 2009.

Product Carriers

Deliveries ( On August 20, 2008, the Overseas Kimolos, a 2008-built 50,000 dwt Handysize Product Carrier, delivered to OSG. OSG has bareboat chartered-in the vessel for a period of ten years and has purchase option rights.

Delivery and Sale/Leaseback ( The Overseas Palawan and Overseas Mindoro, two 73,000 dwt coated Panamax Product Carriers (LR1s), are expected to deliver in the fourth quarter of 2008 and first quarter of 2009, respectively. In connection with the deliveries, OSG will sell and bareboat charter-back the vessels. These transactions are expected to generate proceeds of $65.5 million each. OSG has certain purchase option rights on both vessels.

Redeliveries ( On August 11, 2008, the Overseas Neptune, a 1989-built bareboat chartered-in Handysize Product Carrier was redelivered. As previously announced, on July 16, 2008, the Overseas Uranus redelivered. Eleven additional non-double hull product carriers redeliver through July 2009.

Clean Products International Pool Expanded ( On September 8, 2008, OSG announced that its Clean Products International commercial pool had expanded to eight medium-range (MR) Handysize Product Carriers. Korea Line Corporation joined the pool’s founding members, OSG and Ultragas Group. The Overseas Sifnos and the Overseas Serifos, two Handysize Product Carriers that delivered earlier in 2008 have been chartered-out to Korea Line, each for three-year periods. Both vessels were put into the CPI commercial pool. Korea Line will contribute two additional newbuild vessels to the pool in 2009 one of which OSG will time charter-in. The Blue Emerald is expected to deliver to OSG in January 2009.

Vessel Reflagged ( On September 30, 2008, the Overseas Ambermar, a 2002-built Handysize Product Carrier, was reflagged from U.S. to Marshall Islands. The vessel, which had participated in the U.S. Government’s Maritime Security program since 2005, continues to trade internationally.

U.S. Fleet

Vessel Delivery ( On September 19, 2008, OSG took delivery of the Overseas Texas City, a 46,815 dwt U.S. Flag Jones Act Product Carrier. The vessel is on a seven-year bareboat charter-in arrangement and the Company has extension options for the life of the vessel. The vessel has been chartered out to BP Products North America for three years and began trading on October 3, 2008.

Sale of Non-core Assets

On August 13, 2008, OSG announced the sale of subsidiaries that time chartered-in two non-core assets, the Matilde and Chrismir, both 1997-built dry bulk carriers. The sale generated a gain of approximately $55.5 million in the third quarter of 2008, representing the value of the cash flows during the remaining charter-out terms plus the value ascribed to the purchase options on both vessels.

Other Future Vessel Sales

As previously disclosed, the charterer of the Overseas Reginamar and the Overseas Reinemar has exercised its purchase options on the vessels. The vessels, both 2004-built LR1s, are expected to be sold in the second quarter of 2009 and generate proceeds of approximately $58 million.

SPOT AND FIXED TCE RATES ACHIEVED AND REVENUE DAYS

The following table provides a breakdown of TCE rates achieved for the three months ended September 30, 2008 and 2007 for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges against the volatility of earnings from operating the Company’s VLCCs and Aframaxes in the spot market. These derivative instruments create synthetic time charters. The impact of these derivatives, which qualify for hedge accounting treatment under FAS 133, are reported together with time charters entered in the physical market under “Fixed Earnings.” The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended September 30, 2008 totaled 9,972 compared with 9,135 in the same period a year earlier. The increase principally reflects the addition of nine vessels since September 30, 2007. A detailed fleet list by vessel class can be found in Fleet Information later in this press release.

	Three Months Ended Sep. 30, 2008			Three Months Ended Sep. 30, 2007
	Spot Earnings	Fixed Earnings	Total	Spot Earnings	Fixed Earnings	Total
Business Unit – Crude Oil
VLCC[1]
Average TCE Rate	$113,358	$77,945		$35,322	$ 46,401
Number of Revenue Days	1,035	435	1,470	1,429	25	1,454
Suezmax
Average TCE Rate	$55,716	$ —		$ —	$ —
Number of Revenue Days	199	—	199	—	—	—
Aframax
Average TCE Rate	$52,803	$31,962		$20,298	$29,885
Number of Revenue Days	845	383	1,228	820	352	1,172
Aframax – Lightering
Average TCE Rate	$29,598	$ —		$28,217	$ —
Number of Revenue Days	649	—	649	561	—	561
Panamax[2]
Average TCE Rate	$39,225	$26,554		$34,662	$27,409
Number of Revenue Days	659	460	1,119	441	457	898
Other Crude Oil Revenue Days	180	—	180	165	—	165
Total Crude Oil Revenue Days	3,567	1,278	4,845	3,416	834	4,250
Business Unit – Refined Petroleum Products
Panamax
Average TCE Rate	$40,507	$18,566		$26,501	$18,817
Number of Revenue Days	184	184	368	132	184	316
Handysize
Average TCE Rate	$31,412	$20,250		$25,974	$18,559
Number of Revenue Days	1,023	1,900	2,923	680	2,111	2,791
Total Refined Pet. Products Rev. Days	1,207	2,084	3,291	812	2,295	3,107
Business Unit – U.S. Flag
Number of Revenue Days	718	964	1,682	601	994	1,595
Other – Number of Revenue Days	—	154	154	—	183	183
Total Revenue Days	5,492	4,480	9,972	4,829	4,306	9,135

1Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil. 2Includes one vessel performing a bareboat charter-out during the three months ended September 30, 2008.

CONSOLIDATED STATEMENTS OF OPERATIONS

($) ($ in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Sep. 30, 2008	Sep. 30, 2007	Sep. 30, 2008	Sep. 30, 2007
Shipping Revenues:
Pool revenues	$277,782	$113,736	$727,246	$383,477
Time and bareboat charter revenues	92,702	95,005	275,563	270,386
Voyage charter revenues	102,188	68,440	308,763	198,599
	472,672	277,181	1,311,572	852,462
Operating Expenses:
Voyage expenses	37,938	23,144	114,890	65,007
Vessel expenses	79,395	70,709	230,049	200,381
Charter hire expenses	115,271	68,869	309,310	186,234
Depreciation and amortization	46,436	48,543	141,342	135,125
General and administrative	32,430	33,655	104,224	94,380
Gain on disposal of vessels, net of writedowns	(31,517)	(1,620)	(55,208)	(7,240)
Total Operating Expenses	279,953	243,300	844,607	673,887
Income from Vessel Operations	192,719	33,881	466,965	178,575
Equity in Income of Affiliated Companies	3,574	1,005	8,951	7,274
Operating Income	196,293	34,886	475,916	185,849
Other Income/(Expense)	10,491	9,387	(32,944)	66,435
	206,784	44,273	442,972	252,284
Interest Expense	12,295	22,061	47,849	53,510
Income before Minority Interest and Income Taxes	194,489	22,212	395,123	198,774
Minority Interest	2,280	-	245	-
Income before Income Taxes	196,769	22,212	395,368	198,774
Credit/(Provision) for Income Taxes	1,071	4,417	1,842	(8,501)
Net Income	$197,840	$26,629	$397,210	$190,273

Weighted Average Number of Common Shares Outstanding:
Basic	29,353,025	31,922,577	30,358,628	35,130,111
Diluted	29,572,378	32,167,515	30,572,611	35,319,228
Per Share Amounts:
Basic net income	$6.74	$0.83	$13.08	$5.42
Diluted net income	$6.69	$0.83	$12.99	$5.39
Cash dividends declared	$0.4375	$0.3125	$1.50	$1.125

TCE REVENUE BY SEGMENT

The following table reflects TCE revenues generated by the Company’s three reportable segments for the three and nine months ended September 30, 2008 and 2007 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of time charter equivalent revenues to shipping revenues.

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
($ in thousands)	2008	% of Total	2007	% of Total	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$295,099	67.9	$127,341	50.1	$798,908	66.8	$434,453	55.2
Product Carriers	80,589	18.5	66,928	26.3	218,593	18.3	184,049	23.4
Other	4,458	1.0	5,929	2.4	20,124	1.7	16,744	2.1
U.S.	54,588	12.6	53,839	21.2	159,057	13.2	152,209	19.3
Total TCE Revenues	$434,734	100.0	$254,037	100.0	$1,196,682	100.0	$787,455	100.0

INCOME FROM VESSEL OPERATIONS BY SEGMENT

The following table reflects income from vessel operations for the three and nine months ended September 30, 2008 and 2007 accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain on disposal of vessels and the Company’s share of income from affiliated companies.

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
($ in thousands)	2008	% of Total	2007	% of Total	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$164,718	85.1	$39,176	59.4	$436,567	84.6	$184.309	69.4
Product Carriers	20,816	10.7	16,998	25.8	52,164	10.1	47,455	17.9
Other	918	0.5	1,119	1.7	5,381	1.0	2,533	0.9
U.S.	7,180	3.7	8,623	13.1	21,869	4.3	31,418	11.8
Total Income from Vessel Operations	$193,632	100.0	$65,916	100.0	$515,981	100.0	$265,715	100.0

Reconciliations of income from vessel operations of the segments to income before income taxes as reported in the consolidated statements of operations follow:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2008	2007	2008	2007
Total income from vessel operations of all segments	$193,632	$65,916	$515,981	$265,715
General and administrative expenses	(32,430)	(33,655)	(104,224)	(94,380)
Gain on disposal of vessels	31,517	1,620	55,208	7,240
Consolidated income from vessel operations	192,719	33,881	466,965	178,575
Equity in income of affiliated companies	3,574	1,005	8,951	7,274
Other income/(expense)	10,491	9,387	(32,944)	66,435
Interest expense	(12,295)	(22,061)	(47,849)	(53,510)
Minority Interest	2,280	—	245	—
Income before federal income taxes	$196,769	$22,212	$395,368	$198,774

CONSOLIDATED BALANCE SHEETS

($ in thousands)	Sep. 30, 2008	Dec. 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$342,676	$502,420
Voyage receivables	257,696	180,406
Other receivables, including income taxes recoverable	75,709	84,627
Inventories, prepaid expenses and other current assets	64,256	37,300
Total Current Assets	740,337	804,753
Capital Construction Fund	71,636	151,174
Vessels and other property, less accumulated depreciation	2,842,774	2,691,005
Vessels under capital leases, less accumulated amortization	1,631	24,399
Vessels held for sale	61,819	—
Deferred drydock expenditures, net	83,403	81,619
Total Vessels, Deferred Drydock and Other Property	2,989,627	2,797,023
Investments in Affiliated Companies	77,453	131,905
Intangible Assets, less accumulated amortization	108,459	114,077
Goodwill	72,463	72,463
Other Assets	104,151	87,522
Total Assets	$4,164,126	$4,158,917
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$198,562	$178,837
Current installments of long-term debt	26,387	26,058
Current obligations under capital leases	1,617	8,406
Total Current Liabilities	226,566	213,301
Long-term Debt	1,422,398	1,506,396
Obligations under Capital Leases	-	24,938
Deferred Gain on Sale and Leaseback of Vessels	157,790	182,076
Deferred Income Taxes and Other Liabilities	271,312	281,711
Minority Interest	125,135	132,470
Stockholders’ Equity	1,960,925	1,818,025
Total Liabilities and Stockholders' Equity	$4,164,126	$4,158,917

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)	Nine Months Ended Sep. 30,
	2008	2007
Cash Flows from Operating Activities:
Net income	$397,210	$190,273
Items included in net income not affecting cash flows:
Depreciation and amortization	141,342	135,125
Amortization of deferred gain on sale and leasebacks	(36,350)	(35,432)
Deferred compensation relating to restricted stock and
stock option grants	9,204	7,054
Provision/(credit) for deferred income taxes	(1,809)	8,501
Unrealized losses on forward freight agreements and bunker swaps	6,152	65
Undistributed earnings of affiliated companies	(3,195)	6,712
Other – net	9,357	(2,403)
Items included in net income related to investing and financing activities:
(Gain)/loss on sale of securities – net	193	(41,150)
Gain on disposal of vessels – net	(55,208)	(7,240)
Payments for drydocking	(40,732)	(52,976)
Distributions from subsidiaries to minority owners	(7,033)	—
Changes in operating assets and liabilities	(122,801)	(55,940)
Net cash provided by operating activities	296,330	152,589
Cash Flows from Investing Activities:
Purchases of marketable securities	(15,112)	—
Proceeds from sales of marketable securities	5,327	—
Expenditures for vessels	(458,181)	(397,389)
Withdrawals from Capital Construction Fund	82,385	151,600
Proceeds from disposal of vessels	272,241	131,426
Acquisition of Heidmar Lightering	—	(38,375)
Expenditures for other property	(9,197)	(7,110)
Investments in and advances to affiliated companies	(5,764)	(29,713)
Proceeds from disposal of investments in affiliated companies	—	194,706
Distributions from affiliated companies	19,960	—
Other – net	112	1,226
Net cash provided by/(used in) investing activities	(108,229)	6,371
Cash Flows from Financing Activities:
Purchases of treasury stock	(199,918)	(543,299)
Issuance of debt, net of issuance costs	110,812	374,000
Payments on debt and obligations under capital leases	(226,219)	(26,931)
Cash dividends paid	(32,493)	(28,272)
Issuance of common stock upon exercise of stock options	513	427
Other – net	(530)	(161)
Net cash used in financing activities	(347,845)	(224,236)
Net decrease in cash and cash equivalents	(159,744)	(65,276)
Cash and cash equivalents at beginning of year	502,420	606,758
Cash and cash equivalents at end of period	$342,676	$541,482

FLEET INFORMATION

As of September 30, 2008, OSG’s owned or operated fleet totaled 156 International Flag and U.S. Flag vessels compared with 149 at September 30, 2007. Fifty-two percent, or 81 vessels, were owned as of September 30, 2008, with the remaining vessels bareboat or time chartered-in. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 145 vessels. OSG’s newbuild program of chartered-in and owned vessels totaled 36 vessels across its Crude Oil, Product and U.S. Flag lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section of www.osg.com.

Vessel Type	Vessels Owned		Vessels Chartered-in		Total at Sep. 30, 2008
Operating Fleet	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including ULCC)	10	10.0	10	7.5	20	17.5	6,398,415
Suezmax	—	—	3	2.5	3	2.5	465,017
Aframax	4	4.0	14	9.0	18	13.0	1,969,827
Panamax	9	9.0	2	2.0	11	11.0	764,083
Lightering	2	2.0	3	2.0	5	4.0	441,772
International Flag Crude Tankers	25	25.0	32	23.0	57	48.0	10,039,114
Panamax Product Carriers	4	4.0	—	—	4	4.0	290,527
Handysize Product Carriers[1]	10	10.0	23	23.0	33	33.0	1,481,337
International Flag Product Carriers	14	14.0	23	23.0	37	37.0	1,771,864
Car Carrier	1	1.0	—	—	1	1.0	16,101
International Flag Other	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	40	40.0	55	46.0	95	86.0	11,827,079
Handysize Product Carriers	5	5.0	5	5.0	10	10.0	461,127
Clean ATBs	8	8.0	—	—	8	8.0	226,064
Lightering:
Crude Carrier[2]	1	1.0	—	—	1	1.0	39,948
ATBs	2	2.0	—	—	2	2.0	90,908
Total U.S. Flag Operating Fleet	16	16.0	5	5.0	21	21.0	818,047
LNG Carriers	4	2.0	—	—	4	2.0	864, 800 cbm
TOTAL OPERATING FLEET	60	58.0	60	51.0	120	109.0	12,645,126
Newbuild Fleet
International Flag
VLCC	3	3.0	—	—	3	3.0	893,000
Suezmax	—	—	2	2.0	2	2.0	312,000
Aframax	4	4.0	—	—	4	4.0	456,000
Panamax Product Carriers	6	6.0	—		6	6.0	441,000
Handysize Product Carriers	2	2.0	6	6.0	8	8.0	390,350
U.S. Flag
Product Carriers	—	—	7	7.0	7	7.0	327,705
Clean ATBs	3	3.0	—	—	3	3.0	111,561
Lightering ATBs	3	3.0	—	—	3	3.0	136,668
TOTAL NEWBUILD FLEET	21	21.0	15	15.0	36	36.0	3,068,284
TOTAL OPERATING & NEWBUILD FLEET	81	79.0	75	66.0	156	145.0	15,713,410

1Includes two owned U.S. Flag Product Carriers that trade internationally, thus associated revenue is included in the Product Carrier segment.

2The Overseas Integrity will be placed in layup in the fourth quarter of 2008.

Average Age of International Operating Fleet

The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 9/30/08	Average Age of OSG’s Owned Fleet at 9/30/07	Average Age of World Fleet at 9/30/08*
VLCC (including ULCC)	7.7 years	6.7 years	8.3 years
Aframax	9.3 years	8.9 years	8.5 years
Panamax**	5.0 years	4.0 years	8.4 years
Handysize	6.1 years	5.9 years	8.9 years

*Source: Clarkson database as of October 1, 2008.

**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire and Scheduled Drydock

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the third quarter of 2008 and anticipated days off hire for the above-mentioned events by class for the fourth quarter of 2008.

	Actual Days Off-Hire	Projected Days Off-Hire
	Q308	Q408
Business Unit — Crude Oil
VLCC (including ULCC)	18	22
Suezmax	4	9
Aframax (including Lightering)	73	111
Panamax	4	46
Business Unit — Refined Petroleum Products
Panamax	—	5
Handysize	118	67
Business Unit — U.S. Flag
Product Carrier	25	18
ATB	145	19
Other	—	—
Total	387	297

APPENDIX 1 - TCE RECONCILIATION

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2008	2007	2008	2007
Time charter equivalent revenues	$434,734	$254,037	$1,196,682	$787,455
Add: Voyage Expenses	37,938	23,144	114,890	65,007
Shipping revenues	$472,672	$277,181	$1,311,572	$852,462

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

APPENDIX 2 - EBITDA RECONCILIATION

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2008	2007	2008	2007
Net income	$197,840	$26,629	$397,210	$190,273
(Credit)/provision for income taxes	(1,071)	(4,417)	(1,842)	8,501
Interest expense	12,295	22,061	47,849	53,510
Depreciation and amortization	$46,436	$48,543	$141,342	135,125
EBITDA	$255,500	$92,816	$584,559	$387,409

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

APPENDIX 3 - CAPITAL EXPENDITURES

The following table presents information with respect to OSG’s capital expenditures for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2008	2007	2008	2007
Expenditures for vessels	$205,921	$247,398	$458,181	$397,389
Investments in and advances to affiliated companies	30	1,779	5,764	29,713
Payments for drydockings	13,119	28,286	40,732	52,976
	$219,070	$277,463	$504,677	480,078

APPENDIX 4 -FOURTH QUARTER 2008 TCE RATES

The Company has achieved the following average estimated TCE rates for the fourth quarter of 2008 for the percentage of days booked for vessels operating through October 17, 2008. The information is based in part on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs and Aframaxes as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		Fourth Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 10/17/08	Open as of 10/17/08	Total	% Days Booked
Business Unit – Crude Oil
VLCC– Spot	$70,500	443	492	935	47%
VLCC – Fixed	$64,000[1]	239	301	540	44%
Suezmax – Spot	$50,500	109	119	228	48%
Aframax – Spot	$47,000	275	583	858	32%
Aframax – Fixed	$39,000	439	—	439	100%
Aframax Lightering – Spot	$34,000	216	530	746	29%
Panamax – Spot	$40,000	166	488	654	25%
Panamax – Time	$28,000	419	—	419	100%
Business Unit – Refined Petroleum Products
Panamax – Spot	$40,000	47	134	181	26%
Panamax – Time	$19,000	184	—	184	100%
Handysize – Spot	$25,000	388	801	1,189	33%
Handysize – Time	$19,500	1,885	—	1,885	100%
Business Unit – U.S. Flag
Product Carrier – Spot	$34,000	52	126	178	29%
Product Carrier – Time	$41,500	736	—	736	100%
ATB – Spot	$35,500	71	123	194	37%
ATB – Time	$31,000	444	—	444	100%

1Due to the recent high volatility in both freight rates and bunker rates and due to short-term differences between pool earnings and FFA settlements, average synthetic TCE rates for 301 open hedged days for the fourth quarter of 2008 are not provided since actual TCE rates achieved for these synthetic time charters may differ, possibly substantially, from the expected rates.

APPENDIX 5 - 2009 FIXED TCE RATES

The following table shows average estimated TCE rates and associated days booked as of October 17, 2008 for 2009.

	Fixed Rates and Revenue Days as of 10/17/08
	Q109	Q209	Q309	Q409
Business Unit – Crude Oil
VLCC[1]
Number of Revenue Days	730	828	828	819
Suezmax
Average TCE Rate	—	—	—	—
Number of Revenue Days	—	—	—	—
Aframax
Average TCE Rate	$39,000	$41,500	$40,500	$29,500
Number of Revenue Days	331	246	169	36
Panamax[2]
Average TCE Rate	$27,000	$25,500	$23,500	$23,500
Number of Revenue Days	270	162	92	92
Business Unit – Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$19,000	—	—
Number of Revenue Days	122	151	—	—
Handysize
Average TCE Rate	$19,500	$19,500	$21,500	$21,500
Number of Revenue Days	1,555	1,399	904	828
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$45,500	$46,000	$46,500	$46,500
Number of Revenue Days	565	579	644	644
ATB
Average TCE Rate	$31,500	$31,500	$31,500	$32,000
Number of Revenue Days	330	364	368	163

1Due to the recent high volatility in both freight rates and bunker rates and due to short-term differences between pool earnings and FFA settlements, quarterly average synthetic TCE rates for 2009 are not provided since actual TCE rates achieved for these synthetic time charters may differ, possibly substantially, from the expected rates.

2Includes one vessel on bareboat charter.

# # #

EARNINGS CONFERENCE CALL INFORMATION

OSG has scheduled a conference call for Friday October 31, 2008 at 11:00 a.m. ET. Call-in information is (800) 762-8779 (domestic) and (480) 629-9031 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until November 7, 2008; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode for the replay is 3915871.

ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, prospects for the growth of the OSG Gas transport business, estimated TCE rates and synthetic TCE rates achieved for the fourth quarter of 2008, estimated TCE rates for 2009, projected drydock and repair schedule, timely delivery of newbuildings and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2007 on Form 10-K.

CONTACT INFORMATION

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com.